STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement") dated as of May 27, 2013 by and between ColorStars Group, a Nevada corporation ("Shareholder"), located at 1 Technology Drive, Suite F-213, Irvine, CA 92618, and MUUS Horizon Fund 1 LP, a Delaware limited partnership ("MHF1") located at P.O. Box 574, Southport, CT 06890.

RECITALS

A. As of the date of this Agreement, Shareholder owns 2,800 shares of common stock, par value € 10 per share, of Phocos AG, a German corporation (the "Company"), of which, Shareholder intends to sell 2,800 shares (the "Shares") to MHF1.

B. Shareholder desires to sell and MHF1 desires to purchase the Shares on the terms and conditions set forth herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. **STOCK PURCHASE.**

1.1 Shareholder hereby sells, assigns, transfers and conveys to MHF1, and MHF1 hereby purchases from Shareholder the Shares, free and clear of any and all other liens, charges, claims or encumbrances other than as contemplated by the Investor's Rights Agreement dated October 17, 2005 by and among Shareholder and the other parties thereto (the "Investor Rights Agreement"), for a price per share of € 30, for a total of € 84,000, payable with the signing of this Agreement.

1.2 Shareholder hereby assigns to MHF1 all of his rights in respect of membership regarding the Shares according to §§ 413, 398 BGB.

1.3 All Shares are registered shares according to § 5 sec. 1. of the Articles of Incorporation (the "Articles") of Company. According to § 5 sec. 2. of the Articles, the Shares can only be assigned with the prior consent of Company ("vinkulierte Namensaktien").

2. **CLOSING.**

This Agreement will come into force with signing of this Agreement.

3. **PAYMENT TERMS.**

3.1 Payment of a total of € 84,000 (the "Purchase Price") is due immediately with signing of this Agreement.

3.2 Shareholder agrees that the payment in the amount of € 84,000 of the Purchase Price shall be transferred to his account in accordance with the following transfer instructions:

Beneficiary Name:	COLORSTARS GROUP
Beneficiary Acc.#:	8062001238

Bank Name:	East West Bank
Routing No. (domestic):	322070381
Swift Code (International):	EWBKUS66XXX
Bank Address:	20607-1 Amar Road, Walnut, CA 91789

4. **REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER.**

The Shareholder represents and warrants to MHF1 as follows:

4.1 The Shareholder is the beneficial owner and record owner of, and has good and valid title to such Shareholder's Shares, with full power and authority to vote such Shares and to transfer and otherwise dispose of such Shares, free and clear of any and all other liens, charges, claims or encumbrances, other than as contemplated by the Investor Rights Agreement. There are no other agreements or understandings between such Shareholder and any other person or entity with respect to the voting, sale or other disposition of such Shareholder's Shares or any other matter relating to the Shares other than the Investor Rights Agreement.

4.2 The Shareholder has full and absolute legal right, power, capacity and authority to execute and deliver this Agreement and to perform such Shareholder's obligations under this Agreement and to consummate the transaction contemplated hereby. This Agreement has been validly executed and delivered by such Shareholder, and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

4.3 The Shareholder is not in violation of the terms of the Articles, as amended, or the Investor Rights Agreement. The execution, delivery and performance of and compliance with this Agreement and the transactions contemplated hereby by such Shareholder, (i) will not result in any violation and will not be in conflict with or constitute a default under or result in the acceleration or termination of any rights under the Articles, as amended, or any mortgage, indenture, contract, agreement, instrument, judgment, decree or order by which the Shareholder is bound or to which the Shareholder is subject or any statute, rule, or regulation that applies to such Shareholder, (ii) will not result in the creation of any mortgage, pledge, lien, encumbrance or charge upon the Shares and (iii) will not require any consent, approval or other action of any person, entity or governmental body, except the consent of the Executive Board of the Company pursuant to the Stock Purchase Agreement dated October 17, 2005 by and between MHF1 and the Company, and the consent of the Company pursuant to the Articles.

4.4 No investment banker, broker or finder is entitled to a commission or fee in respect of this Agreement based upon any arrangement or agreement made by or on the behalf of the Shareholders.

4.5 According to this agreement, to which the ColorStars Group shares are bound, the purchase of these shares has to take over these duties. So this Stock Purchase agreement will only be valid together with taking over these granting duties set forth in the Granting Shareholders Agreement.

4.6 There are no other warranties made by Shareholder.

5. **SURVIVAL.**

5.1 Survival of Warranties. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered pursuant to this Agreement, shall survive the execution of this Agreement and the closing hereunder and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of MHF1; provided, however, that unless otherwise stated, the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied.

6. **MISCELLANEOUS.**

6.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties.

6.2 Governing Law. This Agreement shall be governed by Delaware law without regard to conflicts of law provisions.

6.3 Notices. Any notice or demand required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the business day of the date of personal delivery, (b) the business day upon receipt of the transmission by facsimile, with confirmed transmission and receipt, or (c) the business day of receipt from a nationally-recognized courier or overnight service such as Federal Express. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party. Any party hereto (and such party's permitted assigns) may by notice so given change such party's address for future notices hereunder.

6.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

6.5 Costs and Attorneys' Fees. Each party shall bear their own costs and expense in connection with the drafting, execution and delivery of this Agreement.

6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.7 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to Sections shall, unless otherwise provided, refer to Sections hereof.

6.8 Amendments and Waivers. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance, and either

retroactively or prospectively), only with the written consent of the party against whom such waiver is to be enforced.

6.9 Entire Agreement. This Agreement hereto constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between or among the parties respecting the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SHAREHOLDER

ColorStars Group, a Nevada corporation

/s/ Jimmy Chen
Name: Jimmy Chen, President & CEO

Address: 1 Technology Drive, Suite F-213
Irvine, CA 92618

Facsimile No: ____________

MUUS Horizon Fund I LP., a Delaware corporation

By: /s/ Michael W. Sonnenfeldt
Name: Michael W. Sonnenfeldt
Title: Managing Member
MUUS Horizon Management LLC
General Partner

Address: P.O. Box 574, Southport, CT 06890
Facsimile No: 203-221-3465